May 1, 2019 12:36 UTC

Skyline Champion Corporation Announces Executive Transition Plan

CEO Keith Anderson to Retire and Remain on Board of Directors; President Mark Yost to Become CEO

ELKHART, Ind. & TROY, Mich.--(BUSINESS WIRE)-- Skyline Champion Corporation (NYSE:SKY) ("Skyline Champion") today announced that Chief Executive Officer Keith Anderson will be retiring on June 1, 2019. The Board of Directors has appointed Mark Yost, Executive Vice President and President of U.S. Operations, to serve as successor to Mr.

Anderson as President and Chief Executive Officer, effective June 1, 2019. In addition, Mr. Yost will join the Board of Directors, effective immediately. To ensure a seamless transition, Mr. Anderson will continue to serve as a member of the Board of Directors.

Timothy Bernlohr, Chairman of the Board stated, “Keith has played an important role in the growth of Champion Home Builders and then Skyline Champion through the combination with Skyline Corporation last year. I would like to thank Keith for his tremendous contribution over the years as he helped build the foundation to position the company for success in the years to come. We look forward to his continued strategic vision and guidance to the company as a member of the Board.”

Mr. Anderson stated, “It has been a pleasure leading Skyline Champion during such an exciting period for the company and I look forward to continuing to serve on the Board. I would like to thank all of our employees for their hard work and dedication in making Skyline Champion the largest publicly traded, factory-built housing company in North America. I believe that Mark is the right leader for the next stage of Skyline Champion and I remain confident that he can continue to leverage the strong momentum in the business. Mark and the company’s leadership team have been instrumental in achieving Skyline Champion’s strategic goals and will drive future value to our employees, customers and shareholders.”

Mr. Bernlohr continued, “I am pleased with the effectiveness of our leadership transition planning and our ability to leverage our deep bench of talented employees. I would like to congratulate Mark on his new role and am confident that Skyline Champion remains in good hands. Mark’s efforts were key in driving the turnaround of Champion’s US business and the integration with Skyline. He is a results-driven leader that is fostering a customer focused culture at Skyline Champion.”

Mr. Yost stated, “I am excited to move into this new role and work with the entire team to create an even more dynamic Skyline Champion, building upon the progress we have made as an industry leader in solving people’s housing needs and creating value for all of our stakeholders. Over the past several years, I have developed a deep appreciation for our people, values and customers, and look forward to working together as we continue to grow.”

Mark Yost Bio

Mark Yost currently serves as Skyline Champion’s Executive Vice President and President of U.S. Operations. Mr. Yost joined Champion Homes in June 2013 as CFO and EVP and was appointed President in November 2016. Prior to joining Champion Homes, Mr. Yost served as CFO and EVP for Severstal North America. Mark received his Bachelor of Science degree in finance and his MBA from the University of Michigan. He received the 2012 Crain’s Detroit Business CFO of the Year award for his success at Severstal.

Additional Promotions

Joe Kimmell and Wade Lyall are being promoted to Executive Vice President.

Mr. Kimmell will become EVP US Operations and was previously Regional Vice President of the company’s Northeast Region overseeing seven plant operations and the company’s US purchasing function.

Mr. Lyall will become EVP US Business Development and was previously Regional Vice President of the company’s South Region overseeing six plants and the company’s national sales programs.

Additional company information is available on the Investor Relations section of Skyline Champion’s website at: www.ir.skylinechampion.com.

About Skyline Champion Corporation:

OUR COMPANY

Skyline Champion Corporation was formed in June 2018 as the result of the combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs approximately 7,000 people and is the largest independent factory-built housing company in North America. With more than 65 years of homebuilding experience and 36 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Contacts Investors:

Laurie Hough

Email: investorrelations@championhomes.com Phone: (248) 614-8211

Source: Skyline Champion Corporation View this news release online at:

http://www.businesswire.com/news/home/20190501000000/en